INVESTOR RELATIONS
UPDATE

Date: April 15, 2010

ALLIANCE DATA’S CANADIAN LOYALTY BUSINESS
SIGNS MULTI-YEAR CONTRACT
WITH ONTARIO GOVERNMENT ENTERPRISE

•	Alliance Data’s Canadian loyalty business, which operates the AIR MILES® Reward Program, is continuing its relationship with the Liquor Control Board of Ontario (LCBO) and has signed new a 5-year contract with LCBO, a top-10 AIR MILES Sponsor, and a Sponsor since 1998.

•	In Ontario, the sale of alcohol is regulated by the provincial government. The LCBO controls the importation, distribution and sale of alcohol and is responsible for many of the beverage alcohol products sold in Ontario, primarily through sales at government-owned LCBO stores.

•	The LCBO is a provincial government enterprise employing approximately 7,000 people, including part-time workers. It currently has 611 stores across Ontario, supplied by five regional distribution centers. As reported by the LCBO, net sales in fiscal 2008-2009 reached $4.27 billion (CDN), and the annual dividend to the Ontario government hit a record $1.4 billion — the 15th consecutive year of a dividend and sixth consecutive year the dividend surpassed $1 billion. In addition, the LCBO remitted $398 million (CDN) in provincial sales tax to the Ontario government and an additional $451 million (CDN) in federal excise taxes, customs duties, Goods and Services Tax (GST) and municipal taxes. These revenues, totaling $2.249 billion (CDN), helps pay for health care, education, social programs, infrastructure and other important government services.

•	The AIR MILES Reward Program is Canada’s premier coalition loyalty program. More than 10 million collectors — representing more than two-thirds of Canadian households — actively collect AIR MILES reward miles at more than 100 leading brand-name Sponsors representing over 14,000 retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as movie passes, family attractions, CDs and DVDs, electronic merchandise, sports and recreation, travel and more.

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